UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): May 20, 2009

WORKSTREAM INC.

(Exact Name of Registrant as Specified in Charter)

CANADA	001-15503	N/A
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

495 MARCH ROAD, SUITE 300, OTTAWA, ONTARIO, CANADA K2K-3G1
(Address of Principal Executive Offices) (Zip Code)

(613) 270-0619
 (Registrant's Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 3.01. Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

As previously disclosed, in a Current Report on Form 8-K filed by Workstream, Inc. (the “Company”) on November 21, 2008, the Company announced that on November 20, 2008, it was notified by the Nasdaq Stock Market (“Nasdaq”) that it is no longer in compliance with Nasdaq Marketplace Rule 5550(b)(1), which requires the Company to have a $35 million market capitalization, a minimum $2.5 million in stockholders' equity or $500,000 of net income from continuing operations for the most recently completed fiscal year or two of the three most recently completed fiscal years. The Nasdaq Staff requested that, on or before December 3, 2008, the Company submit its specific plan to achieve and sustain compliance with all listing requirements.

The Company responded to the Nasdaq Hearings Panel (“the Panel”) in a letter dated December 3, 2008 stating its plan of compliance with the listing requirements.  On February 5, 2009, the Company received notification from the Panel that it had determined to grant the Company’s request for continued listing on the Nasdaq Capital Market, subject to satisfaction by the Company of certain conditions.  The most relevant condition contained in the letter was that the Company disclose, on a Form 8-K, on or before May 19, 2009 pro forma financial statements evidencing shareholders’ equity of at least $2.5 million, or demonstrate compliance with one of the alternative listing criteria.

On May 19, 2009, the Company sent a letter to the Panel noting that although it was not able to comply with any of the alternative listing criteria on or before May 19, 2009, it had made significant progress in the execution of its plan, specifically in reporting net income from continuing operations in excess of $500,000 in its quarter ended February 28, 2009 and increasing its market capitalization from its low of approximately $1.1 million ($.02 per share) in December 2008 to approximately $21.1 million ($.37 per share) as of May 18, 2009; and was therefore requesting an additional 180-day period to regain full compliance with the listing standards.

On May 20, 2009, the Company received a notice from the Panel stating that the Panel has determined to delist the Company’s common stock from The Nasdaq Stock Market unless the Nasdaq Listing and Hearing Review Council (the “Listing Council”) calls the matter for review and stays the delisting.  The Panel’s decision was based on the Company’s inability to evidence compliance with the Nasdaq Capital Market Listing Rule 5550(b)(1), within the 180 day timeframe.

The Panel indicated that absent a stay by the Listing Council, the trading of the Company’s common stock on The Nasdaq Stock Market will be suspended at the open of trading on Friday, May 22, 2009.

The Company is evaluating whether or not it will file an appeal of the Panel’s decision.  Such appeal must be made within 15 calendar days (June 4, 2009) from the date of the Panel’s decision.  The Company is also in the process of engaging a market maker for its common stock and completing the required application to be filed for quotation of the Company’s common stock on the Over-The-Counter Bulletin Board should it be unsuccessful in its efforts to remain listed on the Nasdaq Capital Market.

The Company’s common stock was also listed on the NASDAQ OMX BX (formerly known as the Boston Stock Exchange).  In October 2007, the Boston Stock Exchange decided to terminate its listing program for all of the stocks registered on this exchange and asked that companies delist from its exchange.  On May 20, 2009, they announced that they will file a Form 25 to formally delist and terminate the trading of WSTM stock on this exchange.

The Company issued a press release today with regard to the Nasdaq determination. A copy of the Company’s press release is furnished as Exhibit 99.1 to this Current Report on Form 8-K.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

99.1   Press release issued by the Company on May 21, 2009

 SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WORKSTREAM INC.

Dated: May 21, 2009	By:	/s/ Steve Purello
Name: Steve Purello Title: Chief Executive Officer